Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-159014) of Equity LifeStyle Properties, Inc. and in the related Prospectus Supplement of our report dated May 31, 2011, with respect to the combined statement of revenues and certain operating expenses of the Hometown 3-14 Properties for the year ended December 31, 2010 included in this Current Report (Form 8-K) of Equity LifeStyle Properties, Inc.
/s/ Ernst & Young LLP
ERNST & YOUNG LLP
Chicago, Illinois
May 31, 2011